Exhibit 99.1

Valley Financial Corporation
____________________________________________________________________________

FOR RELEASE 4:00 p.m. May 28, 2015

VALLEY FINANCIAL CORPORATION
36 Church Avenue, S.W.
Roanoke, Virginia 24011

For Further Information Contact:

Ellis L. Gutshall, President and Chief Executive Officer
Kimberly B. Snyder, Executive Vice President and Chief Financial Officer
 (540) 342-2265

VALLEY FINANCIAL CORPORATION SHAREHOLDERS APPROVE ACQUISITION BY BNC BANCORP

ROANOKE, VIRGINIA (May 28, 2015) – Valley Financial Corporation (NASDAQ Capital Market-VYFC), parent holding company for Valley Bank, announced that its shareholders approved at its Annual Shareholders Meeting held earlier today, the Agreement and Plan of Merger, dated as of November 17, 2014, by and between BNC Bancorp (“BNC”) and the Company, pursuant to which the Company will merge with and into BNC with BNC as the surviving corporation.

Subject to regulatory approvals and the satisfaction of customary closing conditions, the merger is expected to be completed on July 1, 2015.

About Valley Financial Corporation
Valley Financial Corporation is the holding company for Valley Bank, which opened in 1995 and engages in a general commercial and retail banking business in the Roanoke Valley, emphasizing the needs of small businesses, professional concerns and individuals.  Valley Bank currently operates from nine full-service offices at 36 Church Avenue, 110 McClanahan Street, 1518 Hershberger Road, 3850 Keagy Road (near Lewis-Gale Hospital), and 1323 Grandin Road in Roanoke City, 4467 Starkey Road and 4003 Challenger Avenue in Roanoke County, 8 East Main Street in the City of Salem, and 1003 Hardy Road in the Town of Vinton.  Additionally, the Bank operates its wealth management subsidiary, Valley Wealth Management Services, Inc. at 36 Church Avenue in Roanoke City and its Mortgage Office at 3565 Electric Road, SW, Suite J in Roanoke County. The Bank’s Internet site at www.myvalleybank.com is available for online banking and extensive investor information.

The Common Stock of Valley Financial Corporation is traded on the NASDAQ Capital Market under the symbol VYFC.